Exhibit 99.2
585 South Boulevard East
Pontiac, MI 48341
uwm.com

CONFIDENTIAL
April 30, 2026
Board of Directors
Two Harbors Investment Corp.
1601 Utica Avenue South, Suite 900
Saint Louis Park, MN 55416
To the Members of the Two Harbors Board of Directors (the “Board”):
Reference is made to (i) that certain Agreement and Plan of Merger, dated as of December 17, 2025 (the “Terminated Merger Agreement”), by and among UWM Holdings Corporation (“UWMC”), UWM Acquisitions 1, LLC (“Merger Sub”) and Two Harbors Investment Corp. (“Two Harbors”); (ii) that certain Agreement and Plan of Merger, dated as of March 27, 2026 (the “CrossCountry Merger Agreement”), by and among CrossCountry Intermediate Holdco, LLC (“CrossCountry”), CrossCountry Merger Corp. and Two Harbors; and (iii) the Amendment to the CrossCountry Merger Agreement announced by Two Harbors and CrossCountry on April 28, 2026 (the “April 28 Amendment”), increasing the per-share cash consideration payable to Two Harbors stockholders thereunder to $11.30 per share. Capitalized terms used but not defined herein have the meanings set forth in the Terminated Merger Agreement.
We refer further to (i) our offer of April 20, 2026 (the “April 20 Proposal”), under which UWMC offered each Two Harbors common stockholder, at such holder’s election and on a share-by-share basis with no cap, no proration, and no forced allocation, either (A) $11.30 in cash or (B) 2.3328 shares of UWMC Class A common stock, with UWMC bearing the full economic impact of the CrossCountry termination fee; (ii) the Board’s clarifying questions of April 23, 2026; (iii) our detailed responses of April 24, 2026 (the “April 24 Response”), enclosing executed committed financing in the form of an unsecured bridge facility of up to $1.2 billion from Mizuho Bank, Ltd.; and (iv) the Board’s determination, as reflected in the April 28 Amendment, not to deem the April 20 Proposal a Company Superior Proposal under the CrossCountry Merger Agreement.
We have carefully reviewed the April 28 Amendment and the Board’s accompanying public statements. We respectfully observe that the April 28 Amendment matches only the headline cash figure of the April 20 Proposal — without acknowledging that the April 20 Proposal also offered Two Harbors stockholders the option to elect UWMC Class A common stock at a fixed exchange ratio that the Board itself determined superior in December 2025, and without confronting the materially stronger financing position underlying our cash consideration. We further observe that the Board’s communications to its stockholders to date have characterized the April 20 Proposal in terms that, in our view, do not accurately reflect either the structure or the certainty of the consideration we offered. To eliminate any ambiguity going forward, UWMC will be filing a Current Report on Form 8-K describing the precise terms of our prior proposal and the revised proposal set forth below.
Notwithstanding the foregoing, and in the continued interest of bringing this matter to a value-maximizing conclusion for Two Harbors stockholders, we are prepared to submit a revised proposal that increases the cash consideration available to Two Harbors stockholders, increases the committed financing supporting that consideration, and continues to offer Two Harbors stockholders the ability to elect UWMC Class A common stock if they wish to participate in the future of the combined company.

Board of Directors
Two Harbors Investment Corp.
April 30, 2026

Enclosed herewith is a revised Merger Agreement (the “Revised Merger Agreement”), as well as a marked version showing changes to the Terminated Merger Agreement reflecting the terms of our revised proposal described below (the “April 30 Proposal”). The April 30 Proposal (as well as the Revised Merger Agreement) supersedes the April 20 Proposal, the March 24 Offer, the March 22 Offer and the Terminated Merger Agreement in their entirety.
The April 30 Proposal
UWMC hereby proposes that each holder of Two Harbors common stock outstanding immediately prior to the Effective Time be entitled to elect to receive, at such holder’s option and in respect of each share of Two Harbors common stock held, either (i) $12.00 in cash (the “Cash Consideration”), payable at Closing, or (ii) 2.3328 shares of UWMC Class A common stock (the “Equity Consideration”), being the same fixed exchange ratio set forth in the Terminated Merger Agreement and determined superior by the Board in December 2025 to the offers made by CrossCountry at that time. UWMC will continue to bear the full economic impact of the CrossCountry termination fee pursuant to the terms of the March 27, 2026 Merger Agreement. Any additional (and improper) termination fees due under the April 28 Amendment will be the responsibility of TWO to pay to CCM.
Each Two Harbors common stockholder will make its election on a share-by-share basis, and there will be no cap on the aggregate amount of Cash Consideration payable by UWMC, no proration, and no forced allocation among electing holders. For the avoidance of doubt, stockholders may choose a mix of the two versus one or the other. Any Two Harbors common stockholder who does not make a timely election will receive the Equity Consideration by default. The election mechanics set forth in the Revised Merger Agreement are substantially identical to election mechanics used in other comparable public-company transactions providing for cash-or-stock elections.
The April 30 Proposal is superior to the consideration that would be received by Two Harbors stockholders under the CrossCountry Merger Agreement (as amended by the April 28 Amendment) in every material respect:
•Higher Cash Value. The April 30 Proposal delivers $12.00 per share in cash at each stockholder’s election, a 70-cent per share premium compared to the $11.30 per share cash consideration available under the April 28 Amendment. There is no measurement mechanic, no VWAP, no true-up, and no formula — holders who prefer cash will receive the full cash amount of $12.00 per share, full stop.
•Option to Receive Stock; December 2025 Deal Value Preserved. Holders who prefer stock will receive 2.3328 shares of UWMC Class A common stock per Two Harbors share, preserving their ability to participate in pre or post-Closing value creation by the combined company. The exchange ratio is unchanged from the Terminated Merger Agreement, which the Board determined superior in December 2025. At the December 16, 2025 closing price of UWMC Class A common stock of approximately $5.12 per share, the December 2025 transaction implied total consideration of approximately $11.94 per Two Harbors common share — a value the Board itself accepted. The April 29 Proposal preserves that same exchange ratio while providing, in the alternative, a cash election at $12.00 per share. We further note that the implied value attributed to UWMC Class A common shares by Two Harbors’ own financial advisor, Houlihan Lokey, in its December 2025 fairness opinion was $6.26 to $8.24 per UWMC common share, which would imply total consideration at the Exchange Ratio of $14.61 to $19.22 per Two Harbors common share — substantially in excess of the $12.00 per share Cash Consideration.
•Materially Stronger Committed Financing. Concurrent with the delivery of this letter, Mizuho has agreed to increase its committed unsecured bridge facility supporting the Cash Consideration from $1.2 billion to $1.3 billion. The Mizuho commitment remains unsecured and contains no financing condition, no ratings trigger, no collateral pool, no borrowing-base test, no advance-rate mechanic, and

Board of Directors
Two Harbors Investment Corp.
April 30, 2026

no market-conditioned funding contingency. By contrast, based on the scant amount of publicly available information TWO and CCM have provided, the financing supporting the CrossCountry Merger Agreement appears to rely on a secured, borrowing-base facility of the type customarily used to finance MSRs — a facility whose availability at closing is subject to collateral-value conditions and advance-rate volatility, introducing the possibility of an involuntary funding shortfall at closing under adverse market conditions. The April 30 Proposal therefore provides Two Harbors stockholders both higher consideration and materially greater certainty that the funds necessary to fund their election will, in fact, be available at closing.
•Faster, More Certain Path to Closing. As described in the April 24 Response, the regulatory and GSE approval workstreams developed under the Terminated Merger Agreement have largely been completed and remain available to be reactivated. UWMC believes the April 30 Proposal can be signed promptly and closed within approximately two to three months of signing — materially faster than the timeline contemplated under the CrossCountry Merger Agreement, which (per Two Harbors’ own April 28 disclosures) is targeted to close in the third quarter of 2026 and remains contingent on regulatory review processes that the parties to the CrossCountry Merger Agreement are still pursuing.
We respectfully but emphatically express the following concerns regarding the Board’s process to date:
•Failure to Engage with a Reasonably Capable Superior Proposal. The Board’s April 28 announcement does not, to our knowledge, identify the April 20 Proposal as constituting, or being reasonably capable of leading to, a Company Superior Proposal under Section 6.3 of the CrossCountry Merger Agreement — notwithstanding that the April 20 Proposal offered (i) cash consideration that the Board has now itself caused CrossCountry to match and (ii) an additional equity election that no all-cash CrossCountry transaction could provide. We are not aware of the Board having engaged with UWMC or our advisors at any point during the period between our April 24 Response and the April 28 Amendment, despite our explicit availability and the fact that our financing was committed (with written confirmation provided) and our regulatory path established.
•Mischaracterization of the April 20 Proposal. The Board’s public communications regarding the April 20 Proposal have, in our view, materially understated the certainty of the cash election and the strength of our financing. Statements suggesting that the April 20 Proposal was subject to financing conditions or otherwise lacked certainty of value are inconsistent with the executed Mizuho commitment delivered with our April 24 Response, with our $402 million of unrestricted cash on hand as of March 31, 2026, with the additional $500 million undrawn facility from SFS Holdings Corp., and with the unequivocal statement in the Revised Merger Agreement that closing is not conditioned on financing. UWMC will, as noted, be filing a Current Report on Form 8-K to ensure that Two Harbors stockholders have a clear, unmediated view of the actual terms of our proposal.
•Provisions Designed to Entrench. The April 28 Amendment includes additional provisions that, in our view, appear designed to entrench the Board and management rather than to maximize stockholder value, including increasing the total termination fee payable by us by $24.6 million and a new closing condition that gives the Two Harbors management the ability to delay closing until all Business Permits relating to Two Harbors’ mortgage origination and servicing business have been obtained. UWMC’s regulatory path under the Terminated Merger Agreement contemplated UWMC’s option of pursuing certain state approvals post-Closing, with UWMC seeking pre-Closing confirmation of a no-action position to close from the applicable regulators, consistent with customary practice. That structure allowed Two Harbors stockholders to receive their consideration faster with more certainty; the April 28 Amendment’s apparent insistence on pre-Closing receipt of those same approvals introduces avoidable execution risk that we believe benefits no party other than incumbent

Board of Directors
Two Harbors Investment Corp.
April 30, 2026

management and introduces potential delays in delivery of consideration to the Two Harbors stockholders.
•Unaddressed Performance Issues. The April 28 Amendment, the Board’s stated rationale for it, and the recent Two Harbors first-quarter 2026 disclosures, taken together, do not appear to address — or even acknowledge — the substantial decline in book value over recent periods or the material reduction in management’s projections from the December 2025 proxy statement to the more recent disclosures. Each of these is a matter of significant concern to Two Harbors stockholders and informs our view of the comparative value proposition presented by the April 30 Proposal versus the April 28 Amendment.
We urge the Board to engage with us in good faith regarding the April 30 Proposal. The April 30 Proposal has been structured to remove every concern the Board has previously articulated: the cash consideration is fixed at a price superior to the headline of the April 28 Amendment; the financing is committed, unsecured, and free of any contingency; the regulatory path is established; and the option to receive UWMC Class A common stock is preserved at the same fixed exchange ratio the Board itself once determined superior. Our advisors are standing by to discuss the Revised Merger Agreement, the election mechanics, and the supporting financing arrangements at the Board’s convenience.
We believe, and we expect the Board will agree upon careful review, that the April 30 Proposal represents the most valuable, most certain, and most executable outcome available to Two Harbors and its stockholders. We again urge the Board to consider the April 30 Proposal, which the Board is permitted to do under the CrossCountry Merger Agreement (as amended by the April 28 Amendment) and required to do in the exercise of its fiduciary duties under applicable law. We urge the Board to take into account the factors described above and to determine that the April 30 Proposal constitutes a Company Superior Proposal under the CrossCountry Merger Agreement.
We respectfully request your response no later than 12:00 noon E.S.T. on May 4, 2026. Should you require more time than that to consider what is clearly a superior proposal, please advise and we will take it into consideration.

Board of Directors
Two Harbors Investment Corp.
April 30, 2026

We are prepared to execute the Revised Merger Agreement promptly and look forward to your response.

Sincerely,

UWM HOLDINGS CORPORATION

By:	/s/ Mat Ishbia
Name:	Mat Ishbia
Title:	Chairman and Chief Executive Officer